Exhibit 10.2

AMENDMENT TO LICENSE AGREEMENT

THIS AMENDMENT TO LICENSE AGREEMENT (“Amendment”) is made and entered into as of this December 30, 2015 by and between BIOLARGO, INC., a Delaware corporation, and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation (collectively, “Licensor”), and CLYRA MEDICAL TECHNOLOGIES, INC., a California corporation (“Licensee”), with respect to the following:

r e c i t a l s :

A.     Licensor and Licensee are parties to that certain License Agreement dated December 17, 2012 (“License Agreement”).

B.     Licensee and Sanatio Capital, LLC (“Investor”) are parties to that certain Stock Purchase Agreement (“Purchase Agreement”) of even date herewith pursuant to which Investor purchased 40% of the issued and outstanding shares of Licensee’s capital stock.

C.     Licensee is a majority owned subsidiary of Licensor, and Investor’s investment in Licensee will provide Licensor with a material benefit.

D.     Pursuant to the Purchase Agreement, Investor requires that Licensor and Licensee amend the License Agreement to delay payment of the Initial License Fee until such time as Licensee has reached a certain threshhold, as further set forth herein.

E.     Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the License Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend, modify and supplement the License Agreement as follows:

1. Royalty and Payments. Section 3.a.i is hereby amended and restated in its entirety as follows:

“i. Trigger Events. The Promissory Note shall not require payments from Licensee, and no interest on the Note shall accrue, until both of the following conditions are met: (i) a product of Licensee has received pre-market approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States; and (ii) Licensee has generated $4,000,000 in gross annual revenue. ”

3.  Events of Default and Termination. Notwithstanding anything in the License Agreement to the contrary, the issuance of shares of Licensee’s Series A Preferred Stock to Investor and the subsequent issuance of capital stock pursuant to the terms and conditions of the Series A Preferred Stock, and the exercise of Investor’s rights to appoint directors to Licensee’s board of directors, shall not constitute a Change in Control of Licensee or an Event of Default.

4.     Revised Patents Rights Definition. The definition of Patent Rights set forth in Section 1.j.i shall hereafter include European patent number 2 081 605, to be marked as “Euro Pat No: 2 081 605 DE FR GB”.

5.     Revised Granting Paragraph. The first sentence of Section 2.a, is restated to read in its entirety as follows:

“In consideration of the license fees and royalties to be paid by Licensee hereunder, and unless otherwise terminated pursuant to Section 9 below, Licensor grants to Licensee a world-wide, exclusive, non-assignable, royalty-bearing license (the “License”) under the Patent Rights in the Field of Use, to make, have made, use, sell, offer for sale, and import Licensed Products for use within the Field of Use and to practice Licensed Processes in the Field of Use.”

6.     Revised License Term. Section 4 is hereby amended to insert the word “not” into the final phrase such that it reads: “…provided that Licensee has not committed an Event of Default.”

7.     Third Party Beneficiary. Investor is an intended third party beneficiary of this Amendment.

8.      Miscellaneous.

a.     Effect of Amendment. Except to the extent the License Agreement is modified by this Amendment, the remaining terms and conditions of the License Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the License Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

b.     Entire Agreement. The License Agreement, together with this Amendment, embodies the entire understanding between the parties hereto with respect to its subject matter and can be changed only by an instrument in writing signed by the parties hereto.

c.     Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

d.     Governing Law. The parties hereto expressly agree that this Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the jurisdiction identified in the License Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment to License Agreement as of the date set forth above.

Licensor Biolargo, Inc. BioLargo Life Technologies, Inc. /s/ Dennis P. Calvert	Licensee Clyra Medical Technologies, Inc. /s/Steven V. Harrison
By: Dennis P. Calvert, President	By: Steven V. Harrison, President